                          364-DAY REVOLVING CREDIT AGREEMENT
                          ----------------------------------

    THIS 364-DAY REVOLVING CREDIT AGREEMENT (this "Agreement") is made as of the 1st day of October, 1997, by and between FLEET NATIONAL BANK, a national banking association with an office at One Federal Street, Boston, Massachusetts 02110 ("Lender"), and THE ENERGY NETWORK, INC., a Connecticut corporation with a mailing address at P.O. Box 1500, Hartford, Connecticut 06114-1500 ("Borrower").

                            W I T N E S S E T H   T H A T:
                            - - - - - - - - - -   - - - -

    Borrower has requested that Lender provide Borrower with a secured revolving credit loan in the aggregate principal amount not to exceed Ten Million Dollars ($10,000,000) at any time outstanding (the "Loan"), and Lender has agreed to extend such Loan upon the terms and subject to the conditions hereinafter set forth.

                                      ARTICLE I
                                      ---------

                                     DEFINITIONS
                                     -----------

    As used herein, the following terms shall have the indicated meanings:

    "ADVANCE" shall mean an advance of all or some portion of the principal of the Loan pursuant to Section 2.01 of this Agreement.

    "AGREEMENT" shall mean this 364-Day Revolving Credit Agreement, as the same may be supplemented, amended or restated from time to time.

    "BORROWER" shall have the meaning specified in the Preamble to this Agreement.

    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

    "CODE" shall mean the Internal Revenue Code of 1986, a amended from time to time.

    "COLLATERAL" shall mean any and all assets, rights and interests in or to property of Borrower or any other Person pledged or mortgaged to Lender, or in which a security interest is granted to Lender, from time to time, as security pursuant to the Security Documents, whether now owned or hereafter acquired.

    "COMMONLY CONTROLLED ENTITY" shall have the meaning specified in Section 3.09(a) of this Agreement.

    "COSTS" shall mean all costs and expenses incurred or to be incurred by Lender or Borrower in connection with or incidental to the Loan including, without limitation, filing fees, fees associated with UCC lien search reports, legal fees, audit fees and all other costs and fees incurred in connection with the Loan.

    "DEFAULT RATE" shall have the meaning specified in Section 7.02 of this Agreement.

    "EMPLOYEE BENEFIT PLAN" shall have the meaning specified in Section 3.09(b) of this Agreement.

    "EMPLOYEE WELFARE PLAN" shall mean an employee welfare benefit plan, as defined in Section 3(1) of ERISA.

    "ENVIRONMENTAL REQUIREMENT(S)" shall mean any present or future law, statute, ordinance, rule, regulation, order, code, license, permit, decree, judgment, directive or the equivalent of or by any Governmental Authority and relating to or addressing the protection of human health or the environment.

    "ERISA" shall have the meaning specified in Section 3.09(b) of this Agreement.

    "EVENT OF DEFAULT" shall have the meaning specified in Section 7.01 of this Agreement.

    "FEES" shall mean the balance deficiency fee and the commitment fee payable pursuant to Section 5.13 and Section 5.14 of this Agreement.

    "FINANCIAL STATEMENTS" shall mean the balance sheet, income statement, statement of cash flows and retained earnings statement of Borrower on a consolidated and consolidating basis for the year or other period then ended, together with supporting schedules, prepared in accordance with GAAP.

    "GAAP" shall mean generally accepted accounting principles in the United States of America, as promulgated or adopted by the Financial Accounting Standards Board and in effect from time to time, consistently applied with past Financial Statements of Borrower.

    "GOVERNMENTAL AUTHORITY" shall mean the United States government, any state or other political subdivision thereof, any agency, court or body of the United States government, any state or other political subdivision thereof, or any quasi-governmental agency or authority exercising executive, legislative, judicial, regulatory or administrative functions.

    "GUARANTOR" shall mean, jointly, severally and collectively, TEN Transmission Company, The Hartford Steam Company, ENServe, Incorporated and ENI Gas Services, Inc.

    "GUARANTY" shall mean those certain unconditional and continuing guaranties of each Guarantor of even date herewith in favor of Lender, as the same may be supplemented or amended from time to time.

    "HAZARDOUS MATERIAL" shall mean any material or substance (i) which, whether by its nature or use, is now or hereafter defined as a hazardous waste, hazardous substance, pollutant or contaminant under any Environmental Requirement, (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to human health or the environment, (iii) which is or contains petroleum or any fraction thereof, including crude oil, heating oil, gasoline or diesel fuel, or (iv) the presence of which requires investigation or remediation under any Environmental Requirement.

    "LENDER" shall have the meaning specified in the Preamble to this Agreement.

    "LOAN" shall have the meaning specified in the Preamble to this Agreement.

    "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Security
Documents and all other documents or instruments executed and delivered by or on behalf of Borrower in connection with the Loan and the transactions contemplated hereby, as the same may be supplemented or amended from time to time.

    "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in (i) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower or (ii) the Collateral, in each case as determined by Lender in its sole discretion.

    "MATURITY DATE" shall mean September 29, 1998.

    "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

    "NOTE" shall mean the $10,000,000 364-Day Revolving Credit Note of even date herewith in the form attached hereto as EXHIBIT A, made by Borrower in favor of Lender to evidence the Loan, as the same may be supplemented or amended from time to time.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "PERSON" shall mean any individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

    "REVOLVING CREDIT COMMITMENT" shall have the meaning specified in Section
2.01 of this Agreement.

    "SECURED PARTIES" shall mean the Lender, the holders of the Borrower's Senior Secured Notes Due 2009 issued as of October 1, 1997 and The Bank of Nova Scotia, as issuer of that certain Irrevocable Standby Letter of Credit dated March 20, 1996.

    "SECURITY AGREEMENT" shall mean that certain Pledge and Assignment Agreement made by Borrower in favor of State Street Bank and Trust Company, as agent for the Secured Parties as the same may be supplemented or amended from time to time.

    "SECURITY DOCUMENTS" shall have the meaning set forth in Section 2.05 of this Agreement.

                                      ARTICLE II
                                      ----------

                                    GENERAL TERMS
                                    -------------

    SECTION 2.01. REVOLVING CREDIT LOAN. Subject to the terms and conditions contained in this Agreement and provided neither an Event of Default nor any event which with notice or lapse of time, or both, would constitute an Event of Default hereunder, has occurred, Lender agrees to make loans to Borrower from time to time until the Maturity Date on a revolving credit basis in an aggregate principal amount not to exceed $10,000,000 (the "Revolving Credit Commitment").

    Borrower may request Advances from Lender in accordance with Section 2.03 hereof. Within the Revolving Credit Commitment, Borrower may borrow, repay (without premium or penalty) and reborrow under the provisions of this Section and Section 2.03. Each partial payment shall be in the amount of at least Ten Thousand Dollars ($10,000). If at any time the outstanding principal balance of the Advances exceeds the Revolving Credit Commitment, Borrower shall immediately pay to Lender the amount of such excess. The Advances shall be evidenced by the Note, which Note is hereby incorporated herein by reference and made a part hereof.

    SECTION 2.02.  PAYMENTS OF PRINCIPAL AND INTEREST ON THE LOAN.

         (a) Subject to Section 7.02 hereof, the outstanding unpaid principal balance of the Advances shall bear interest at a rate per annum equal to either
(i) a LIBO Rate (as such term is defined in the Note) plus 60 basis points (.6%), with each change in said rate to be effective on the date of the commencement of each Interest Period (as defined in the Note) without notice to Borrower or (ii) a Bank Rate (as such term is defined in the Note), as selected by Borrower in accordance with the provisions of the Note. Interest will be computed in arrears and based on a three hundred sixty (360) day year counting the actual number of days elapsed. Interest on the outstanding principal balance of the Advances will be paid monthly commencing on November 1, 1997, and continuing on the same day of each successive month until the outstanding principal balance of the Advances is paid in full and the Loan evidenced by the Loan Documents is terminated. A final payment of all remaining principal and accrued interest on the Loan will be made by Borrower to Lender on the Maturity Date.

         (b) All payments to be made by Borrower of principal of, and interest on, the Note and all fees and other sums, costs, charges and expenses payable by Borrower hereunder, may be made by Lender, at its option, debiting any demand deposit account(s) of Borrower maintained with Lender, or in such other reasonable manner as may be designated by Lender in writing to Borrower, and in any event all such payments shall be made to Lender in U.S. dollars in immediately available funds prior to 12:00 o'clock noon (Hartford time) on or before the day that such payment is due. Any payments coming due on a Saturday, Sunday or other day in which banks in the State of Connecticut are required to be closed will be due on the next business day and such additional time will be taken into account in computing interest thereon. Borrower hereby irrevocably authorizes Lender to so debit its demand deposit account(s) maintained with Lender and Lender shall be entitled to rely on this authorization.

    SECTION 2.03. ADVANCES UNDER THE LOAN. Borrower will open and maintain with Lender an account. Advances under the Loan will be made by Lender to Borrower upon telephonic request to credit such Advance to Borrower's account made by an officer of Borrower who has been duly authorized by its board of directors and whose name, along with a certified copy of such resolutions, has been transmitted to Lender. Such request shall be confirmed in writing by Lender's receipt, on the same day such request is received if such request was received prior to 10:00 a.m. e.s.t., of a request for Advance in the form of EXHIBIT B attached hereto, signed by a duly authorized officer of Borrower indicating the date and amount of the Advance requested and acknowledging the principal balance outstanding on the Loan, as of the said date after taking into consideration the amount of the Advance as so requested.

    SECTION 2.04. USE OF PROCEEDS. The proceeds of the Advances shall be used exclusively by Borrower for short term working capital needs, general corporate purposes and the payment of Costs.

    SECTION 2.05. SECURITY. Payment and performance of the obligations, indebtedness and liabilities of Borrower to Lender, whether under the Note or otherwise, shall be secured by:

         (a) a first priority security interest pursuant to the Security Agreement shared PARI PASSU with the Secured Parties in (i) all equity contributions made and to be made to the Borrower under that certain Forward Equity Purchase Agreement between CTG Resources, Inc. and Borrower dated as of October 1, 1997 (the "Forward Equity Purchase Agreement") and (ii) all of the common stock of each Guarantor owned or hereafter acquired by Borrower;

         (b)  the Guaranty;

         (c) the support letter from CTG Resources, Inc. in favor of Borrower dated October 1, 1997; and

         (d)  such other security documents as may be required by Lender.

    All agreements and instruments described in this Section 2.05, together with any and all other agreements and instruments now or hereafter securing the Note, are sometimes hereinafter referred to collectively as the "Security Documents" and individually as a "Security Document".

                                     ARTICLE III
                                     -----------

                            REPRESENTATIONS AND WARRANTIES
                            ------------------------------

    To induce Lender to enter into this Agreement and to make the Loan, Borrower hereby represents and warrants to Lender (which representations and warranties shall survive the delivery of the Note and the making of the Loan) that:

    SECTION 3.01. FINANCIAL STATEMENTS. Borrower has heretofore furnished to Lender Borrower's Financial Statements which fairly present the financial condition of Borrower as of their date, and the results of its operations for the year or other period then ended in conformity with GAAP. To the best of Borrower's knowledge and belief, Borrower does not have any contingent obligations, liabilities for taxes or unusual forward or long-term commitments except as specifically mentioned in the Financial Statements. Since the date of the Financial Statements, there has been no Material Adverse Change, and since that date, no dividends or other distributions have been declared or paid or made to the stockholders of Borrower.

    SECTION 3.02. ORGANIZATION, ETC. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) is duly qualified to transact business in every jurisdiction where, because of the nature of its business or property, such qualification is required; (c) has full power and authority to own its property and assets and to carry on its business as now being conducted and (d) has full power to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

    SECTION 3.03. AUTHORIZATION, COMPLIANCE, ETC. The execution and delivery of, and the performance by Borrower of its obligations under, the Loan Documents
(a) are within its corporate powers, (b) have been duly authorized by all requisite corporate action, (c) do not and will not violate any provision of law, any order of any court or other agency of government, or the corporate charter or by-laws of Borrower, and (d) do not and will not violate any indenture, agreement or other instrument to which it is a party, or by which it is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by this Agreement, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to, any such indenture, agreement or instrument. Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency in connection with or as a condition to the execution, delivery or performance of the Loan Documents.

    SECTION 3.04. LITIGATION. There is no action, suit or proceeding at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower other than as has been previously disclosed in writing to Lender.

    SECTION 3.05. TITLE TO PROPERTIES. Borrower has good title to all of its properties and assets, free and clear of all mortgages, security interests, restrictions, liens and encumbrances of any kind, except liens permitted under
Section 6.02 hereof.

    SECTION 3.06. BORROWER NOT AN INVESTMENT COMPANY. Borrower is not an "investment company", or a company "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

    SECTION 3.07. MARGIN STOCK. Borrower does not own or have any present intention of acquiring, any "margin security" within the meaning of Regulation G, or any "margin stock" within the meaning of Regulation U, of the Board of Governors of the Federal Reserve System (herein called "margin security" and "margin stock"), nor does Borrower extend credit to others for the purpose of purchasing or carrying such margin stock. None of the proceeds of the Loan will be used, directly or indirectly, by Borrower for the purpose of purchasing or carrying, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry, any margin security or margin stock or for any other purpose which might constitute the transactions contemplated hereby a "purpose credit" within the meaning of said Regulation G or Regulation U, or cause this Agreement to violate any other regulation of the Board of Governors of the Federal Reserve System or the Securities Exchange Act of 1934, as amended, or any rules or regulations promulgated under such statutes.

    SECTION 3.08. FILING AND PAYMENT OF TAXES. Borrower has filed all federal, state and local tax returns required to be filed, and has paid, or made adequate provision for the payment of, all federal, state and local taxes, charges and assessments.

    SECTION 3.09.  PENSION PLANS, ETC.

         (a) PLANS. Except as set forth in a separate letter to Lender of even date herewith and acknowledged by Lender in writing, neither Borrower nor any entity with which Borrower would be aggregated (a "Commonly Controlled Entity") under Section 414(b), (c), (m), or (o) of the Code, maintains or contributes to any pension, profit sharing, or similar plan providing for a program of deferred compensation to any employee or former employee.

         (b) FUNDING OF EMPLOYEE BENEFIT PLANS. All contributions and other payments required to be made by Borrower or any Commonly Controlled Entity to all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which either Borrower or any Commonly Controlled Entity maintains or maintained or to which any of them contributes or has contributed (the "Employee Benefit Plans") have been made or reserves adequate for such purposes has been set aside and reflect on Borrower's financial statements. Except as provided in the following sentence, no Employee Benefit Plan is a plan subject to Section 412 of the Code or Section 302 of ERISA, nor is any Employee Benefit Plan a multiemployer plan as defined in Section 4001(a)(3) of ERISA. The three defined benefit plans maintained by the Borrower and its Commonly Controlled Entities are subject to
Section 412 of the Code and Section 302 of ERISA. Each other Employee Benefit Plan which is an employee pension benefit plan, as defined in Section 3(2) of ERISA, has been determined to be qualified under Section 401(a) or Section 403(a) of the Code and nothing has occurred which would cause the loss of such qualification or the imposition of any tax liability or penalty under the Code or ERISA on Borrower.

         (c) ADMINISTRATION, ETC. Each Employee Benefit Plan has been and is administered in accordance with its terms and applicable law. To its knowledge, Borrower has not breached any fiduciary duty imposed on it under ERISA with respect to any Employee Benefit Plan, or engaged in any prohibited transaction, as defined in Title I of ERISA or Section 4975 of the Code, involving any Employee Benefit Plan for which no exemption is available.

         (d) WELFARE PLANS. No Employee Benefit Plan which is an employee welfare benefit plan, as defined in Section 3(1) of ERISA, if any, provides for continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required under
Section 4980B of the Code or applicable state statutory law, and except that medical insurance is provided in certain instances.

         (e) CLAIMS. There are no claims (other than routine claims for benefits), actions or lawsuits asserted or instituted with respect to, and Borrower has no knowledge of any threatened claims or litigation with respect to, any Employee Benefit Plan or any fiduciary thereof.

    SECTION 3.10.  ENVIRONMENTAL MATTERS.  Borrower:

         (a) Except as disclosed in the Annual Report on Form 10-K of the Connecticut Natural Gas Corporation for the calendar year 1996, has not received any notice, citation, summons, directive, order or other communication, written or oral, from, and Borrower has no knowledge, after reasonable inquiry, of any notice, citation, summons, directive, order or other communication by, any Governmental Authority or any other person concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release or other handling of any Hazardous Material within, on, from, related to, or affecting any real property owned or occupied by Borrower; and

         (b) Except as disclosed in the Annual Report on Form 10-K of the Connecticut Natural Gas Corporation for the calendar year 1996, has no knowledge, after reasonable inquiry, that any real property owned or occupied by Borrower has ever been used either by Borrower, any tenant or any predecessor in interest, to generate, treat, store, transport, transfer, dispose of, release or otherwise handle any Hazardous Material, except in material compliance with all Environmental Requirements.

    SECTION 3.11. PATENTS, TRADEMARKS, ETC. Borrower owns or possesses all the patents, trademarks, service marks, trade names, copyrights, consents and licenses, and all rights with respect to the foregoing, necessary for the current and currently planned future conduct of its business, without any known conflict with the rights of others.

    SECTION 3.12. FULL DISCLOSURE. Neither the Financial Statements referred to in Section 3.01, nor any statement of fact made by or on behalf of Borrower in this Agreement or any of the other Loan Documents or any certificate, written statement or schedule furnished to Lender pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.

    SECTION 3.13. ENFORCEABILITY. This Agreement and all other Loan Documents executed and delivered in connection herewith are legal, valid and binding obligations of Borrower, and with respect to those Loan Documents executed and delivered by Guarantor, of Guarantor, and are enforceable against Borrower and Guarantor, as the case may be, in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

    SECTION 3.14. SOLVENCY. The fair saleable value of Borrower's assets exceeds all probable liabilities of Borrower; Borrower does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged; and Borrower has not incurred, nor believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

                                      ARTICLE IV
                                      ----------

                            CONDITIONS OF MAKING THE LOAN
                            -----------------------------

    SECTION 4.01. CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of Lender to make the initial Advance hereunder is subject to the satisfaction of the following conditions precedent:

         (a) The representations and warranties set forth in Article III hereof and in all other Loan Documents shall be true and correct.

         (b) Borrower shall have executed and delivered to Lender, or caused to be executed and delivered to Lender, on or prior to the date of execution of this Agreement, each of the documents, opinions and certificates required by Lender, each in scope, form and substance satisfactory to Lender in its sole discretion, and all other documents reasonably necessary to consummate the lending transactions contemplated hereby.

         (c) All legal matters incident to the transactions hereby contemplated shall be satisfactory to counsel for Lender.

         (d) No Event of Default, nor any event which upon notice or lapse of time, or both, would constitute such an Event of Default, shall have occurred and be continuing.

    SECTION 4.02. CONDITIONS PRECEDENT TO ADDITIONAL ADVANCES. The obligation of Lender to make each Advance in connection with the Loan is subject to the conditions precedent that, on the date of each such Advance:

         (a) All representations and warranties set forth in Article III hereof and in all other Loan Documents shall be true and accurate as of the date each Advance is requested to be made, except with respect to the representations and warranties in Section 3.01 of this Agreement as it relates to the Financial Statements of the Borrower;

         (b) No event has occurred and is continuing, or would result from the making of the Advance, which constitutes an Event of Default hereunder or would constitute such an Event of Default but for the requirement that notice be given or time elapse, or both; and

         (c) Borrower shall represent and warrant to Lender that the financial condition of Borrower has not materially adversely changed since the submission of Borrower's most recent financial information to Lender.

Each Request for Advance shall constitute a certificate by Borrower to such effect.

                                      ARTICLE V
                                      ---------

                                AFFIRMATIVE COVENANTS
                                ---------------------

    Borrower covenants and agrees that, until payment in full of the principal of, and interest on, the Note and any other indebtedness, obligation and liability of Borrower to Lender under the Loan Documents, whether now existing or arising hereafter, and termination of the loan facility evidenced by the Loan Documents, Borrower will:

    SECTION 5.01.  PRESERVATION OF ASSETS; COMPLIANCE WITH LAW.

         (a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its corporate existence, rights, licenses, permits and franchises; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time, make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and

         (b) Comply with all applicable laws, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any Governmental Authority.

    SECTION 5.02. TAXES, ETC. Pay and discharge or cause to be paid and discharged, when due, all taxes, assessments and governmental charges or levies imposed upon it or upon its respective income and profits or upon any of its property, real, personal or mixed, or upon any part thereof, as well as all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon such properties or any part thereof, PROVIDED, HOWEVER, Borrower may contest in good faith any such taxes, assessments and governmental charges or levies, and withhold payment thereof, if Borrower properly commences and thereafter diligently pursues the contest.

    SECTION 5.03. NOTICE OF PROCEEDINGS. Give prompt written notice to Lender of any proceedings instituted against it by or in any Federal or state court or before any commission or other regulatory body, whether Federal, state or local.

    SECTION 5.04.  FINANCIAL REPORTING.  Furnish to Lender:

         (a) Within ninety (90) days of the end of each fiscal year, consolidated and consolidating Financial Statements certified (without qualification) by independent certified public accountants selected by Borrower and approved by Lender, showing the financial condition at the close of such fiscal year, the results of operations during such year and containing a statement to the effect that its independent public accountants have examined the provisions of this Agreement and that no Event of Default, nor any event which with notice or lapse of time, or both, would constitute such an Event of Default, has occurred;

         (b) Within sixty (60) days after the end of each quarter in each such fiscal year, consolidated and consolidating Financial Statements for such period and the fiscal year to that date, subject to changes resulting from routine year-end audit adjustments, in form satisfactory to Lender, prepared and certified by the chief financial officer of Borrower to the best of his or her information and belief;

         (c) Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsections (a) and (b) above, a certificate in the form of EXHIBIT C hereto and certified by the President or chief financial officer of Borrower; and

         (d) Promptly, from time to time such other information regarding its operations, assets, business, affairs and financial condition or the operations, assets, business, affairs and financial condition of any of its subsidiaries, as Lender may reasonably request.

    SECTION 5.05. VISITATION AND INSPECTION RIGHTS. Permit agents or representatives of Lender to inspect and to discuss the affairs, finances and accounts of Borrower with its officers, at any time and from time to time during normal business hours upon twenty-four hours notice to Borrower, at Borrower's reasonable expense after an Event of Default (including, without limitation, the reasonable fees and expenses of such agents or representatives), (i) the Collateral, and (ii) Borrower's books and records and to make abstracts or reproductions thereof and to duplicate, reduce to hard copy or otherwise use any and all computer or electronically stored information or data.

    SECTION 5.06. NOTICE OF EVENT OF DEFAULT. Immediately advise Lender of any Material Adverse Change, or of the occurrence of any Event of Default, or of the occurrence of any event which upon notice or lapse of time or both would constitute such an Event of Default.

    SECTION 5.07. ACCOUNTING SYSTEM. Maintain a standard system of accounting in accordance with GAAP.

    SECTION 5.08.  FINANCIAL COVENANTS.

         (a) For purposes of this Section, the following terms shall have the following definitions and any undefined terms shall be defined in accordance with GAAP:

         (i) "DEBT SERVICE" shall mean for any relevant accounting period the aggregate amount of principal and interest payments due from Borrower with respect to its Total Debt.

         (ii) "DEBT SERVICE COVERAGE RATIO" shall mean for any relevant accounting period the ratio of (x) earnings before interest, taxes , depreciation, amortization and dividends (EBITDA) plus amounts received under the Forward Equity Purchase Agreement to (y) Debt Service.

         (iii) "INTEREST COVERAGE RATIO" shall mean for any relevant accounting period the ratio of (x) earnings before interest, taxes and dividends (EBIT) plus amounts received under the Forward Equity Purchase Agreement to (y) the aggregate amount of interest payments due from Borrower with respect to its Total Debt.

         (iv) "SENIOR DEBT" shall mean the Loan, all debt secured PARI PASSU with the Loan pursuant to the Collateral Agency Agreement and any other indebtedness of Borrower owed to Lender.

         (v) "TANGIBLE NET WORTH" shall mean the excess of Borrower's total assets over its total liabilities computed in accordance with generally accepted accounting principles consistently applied, less all intangible assets and deferred charges, including, without limitation, goodwill, unamortized debt discount, organization expenses, trademarks and trade names, patents, deferred product development costs, the Borrower's interests under the Forward Equity Purchase Agreement, and similar items.

         (vi) "TOTAL DEBT" shall mean Senior Debt, as well as any of Borrower's other loan or lease obligations then outstanding.

         (b) At all times during the period the Loan is outstanding, Borrower agrees to fulfill each of the following financial covenants:

         (i) Not permit the ratio of Total Debt to Tangible Net Worth to exceed the 2.25 to 1 on a consolidated basis, to be tested quarterly;

         (ii) Not permit its Tangible Net Worth to be less than $30,00,000 on a consolidated basis, to be tested annually;

         (iii) Not permit its Debt Service Coverage Ratio to be less than 1.25 to 1, as tested quarterly; and

         (iv) Not permit its Interest Coverage Ratio to be less than 2.5 to 1, as tested quarterly.

    SECTION 5.09. LENDER AS PRINCIPAL DEPOSITORY. Use Lender as the principal depository of its funds.

    SECTION 5.10. INSURANCE. Keep all of its insurable properties, now or hereafter owned, adequately insured at all times against loss or damage by fire or other casualty to the extent customary with respect to like properties of companies conducting similar businesses; maintain public liability, business interruption and worker's compensation insurance insuring Borrower to the extent customary with respect to companies conducting similar businesses, all by financially sound and reputable insurers.

    SECTION 5.11. ENVIRONMENTAL INDEMNIFICATION. With respect to environmental matters:

         (a) comply strictly and in all material respects with all Environmental Requirements, and cause all tenants or other occupants of any real property which Borrower owns or occupies to comply, in all material respects with all Environmental Requirements, and not generate, treat, store, handle, process, transfer, transport, dispose of, release or otherwise use, and not permit any tenant or other occupant of such property to generate, treat, store, handle, process, transfer, transport, dispose of, release or otherwise use, Hazardous Materials within, on, under or about such property in a manner that could lead to the imposition on Borrower, Lender or any such real property of any liability or lien of any nature whatsoever under any Environmental Requirement;

         (b) notify Lender promptly in the event of any material spill or other release of any Hazardous Material within, on, under or about any real property owned or occupied by Borrower which is required to be reported to a Governmental Authority under any Environmental Requirement, promptly forward to Lender copies of any notices received by Borrower relating to alleged violation of any Environmental Requirement and promptly pay when due any fine or assessment against Borrower, Lender or any such real property relating to any Environmental Requirement, PROVIDED, HOWEVER, Borrower may contest in good faith any such fine or assessment, and withhold payment thereof, if Borrower properly commences and thereafter diligently pursues the contest.; and

         (c) indemnify, defend, and hold Lender harmless from and against any claim, cost, damage (including, without limitation, consequential damages), expenses (including, without limitation, attorneys' fees and expenses), loss, liability, or judgment now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against Borrower, Lender, the Premises or any other real property which Borrower owns or occupies. Notwithstanding anything contained herein to the contrary, the provisions of this subparagraph (c) shall continue in effect and shall survive (among other events) any termination of this Agreement, payment and satisfaction of the Note, and release of any Collateral.

    SECTION 5.12. PRIVATE PLACEMENT. Within one month from the date hereof, consummate the tender offer set forth in that certain Confidential Private Placement Memorandum with PaineWebber Incorporated.

    SECTION 5.13. COMMITMENT FEE. Pay to Lender (a) on or before the date of this Agreement, a one-time commitment fee for the Loan and the other financial accommodations being extended to Borrower on this date in the amount of $5,000 and (b) on or before the date of this Agreement and, in addition, prior to any renewal of this Agreement, a facility fee in the amount of $37,500 (.375% of the Revolving Credit Commitment).

                                      ARTICLE VI
                                      ----------

                                  NEGATIVE COVENANTS
                                  ------------------

    Borrower covenants and agrees that, until payment and satisfaction in full of the principal of, and interest on, the Note and any other indebtedness, obligation or liability of Borrower to Lender, whether now existing or arising hereafter, and termination of the loan facility evidenced by the Loan Documents, Borrower will not, directly or indirectly:

    SECTION 6.01. INDEBTEDNESS. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness, obligation or liability or permit any of its subsidiaries to incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any indebtedness, obligation or liability, except for:

         (a)  indebtedness to Lender;

         (b) indebtedness with respect to trade obligations and other normal accruals in the ordinary course of business not yet due and payable, or with respect to which it is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent it has set aside on its books adequate reserves therefor;

         (c) indebtedness for which Borrower has received the prior written consent of Lender, which consent shall not be unreasonably withheld;

         (d) the indebtedness set forth on the Schedule of Existing Indebtedness attached hereto and made a part hereof; and

         (e) other indebtedness for borrowed money not in excess of $1,000,000 outstanding at any time; and

         (f) up to $45,000,000 in 6.99% Senior Secured Notes due 2009 to be issued prior to October 31, 1997.

    SECTION 6.02. LIENS. Create, incur, assume or otherwise permit to exist any mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned by Borrower, except for:

         (a) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which it shall have set aside on its books adequate reserves;

         (b) deposits under worker's compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

         (c) liens imposed by law, such as carriers', warehousemen's or mechanics' liens, incurred by it in good faith in the ordinary course of business, and liens arising out of a judgment or award against it with respect to which it shall currently be prosecuting an appeal, a stay of execution pending such appeal having been secured;

         (d)  liens in favor of Lender;

         (e) the liens set forth on the Schedule of Existing Liens attached hereto and made a part hereof; and

         (f) liens (including liens securing obligations in respect of capital leases) to secure indebtedness incurred in connection with the financing of all or part of the purchase price or cost of improvement of property acquired or improved by the Company or any of its subsidiaries after the date hereof, provided that the indebtedness secured by said liens is permitted by Section
6.01 hereof.

    SECTION 6.03. GUARANTEES. Without the consent of the Lender, which shall not be unreasonably withheld, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other person, except endorsements of negotiable instruments for collection in the ordinary course of business.

    SECTION 6.04. DISPOSITION OF ASSETS. Sell, lease, transfer or otherwise dispose of its material properties, assets, rights, licenses and franchises to any person, except for sales of inventory in the ordinary course of its business, or turn over the management of, or enter a management contract with respect to, such material properties, assets, rights, licenses and franchises, PROVIDED, HOWEVER, that the sales of KBC and ENServe, Incorporated shall be permitted under this Section 6.04.

    SECTION 6.05. SALE AND LEASEBACKS. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property.

    SECTION 6.06. INVESTMENTS. Purchase, invest in or otherwise acquire or hold securities, including, without limitation, capital stock and evidences of indebtedness of, or make loans or advances to, but excluding from such prohibition commercial paper rated A/2 or P-2 or better and Euro-Time deposits, or enter into any arrangement for the purpose of providing funds or credit to, any other person, except:

         (a) advances to employees for business expenses or for personal needs not to exceed Five Thousand Dollars ($5,000) in the case of any one (1) employee and not to exceed Fifty Thousand Dollars ($50,000) in the aggregate to all such employees outstanding at one time; and

         (b) investments in certificates of deposit issued by Lender or in short-term obligations of the United States.

    SECTION 6.07. FUNDAMENTAL CHANGES. Dissolve, liquidate, merge, consolidate or otherwise alter or modify Borrower's corporate name, mailing address, principal place of business, structure, status or existence.

    SECTION 6.08. DIVIDENDS. Pay any dividends, or make any distribution of cash or property, or both, to holders of shares of its capital stock, or directly or indirectly, redeem, purchase or otherwise acquire for a consideration, any shares of its capital stock, of any class, unless such would not significantly alter Borrower's financial capabilities or cause a default under a covenant contained in this Agreement.

    SECTION 6.09. ACCOUNTS RECEIVABLE. Sell, assign, pledge, discount or dispose in any way of any accounts receivable, promissory notes or trade acceptances held by Borrower, with or without recourse, except for collection (including endorsements) in the ordinary course of business.

    SECTION 6.10. TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or assets or the rendering or accepting of any service with or to any subsidiary or affiliate of Borrower except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms not less favorable to Borrower than it could obtain in a comparable arm's-length transaction with a third party other than such subsidiary or affiliate.

    SECTION 6.11. ERISA. (a) Fail, or permit any Commonly Controlled Entity to fail, to comply with the requirements of ERISA with respect to any Employee Benefit Plan; (b) permit any funded Employee Pension Plan to lose its qualified status under Section 401(a) or 403(a) of the Code; (c) fail, or permit any Commonly Controlled Entity to fail, to meet the minimum funding standards of
Section 302 of ERISA and Section 412 of the Code; (d) fail, or permit any Commonly Controlled Entity to fail, to discharge any obligations to the PBGC with respect to the termination of an Employee Pension Plan or to any Multiemployer Plan on account of its withdrawal or partial withdrawal therefrom or allow to exist any event or condition which presents a substantial risk of Borrower incurring liability to the PBGC by reason of the termination of any Employee Pension Plan; (e) create or adopt, or permit any Commonly Controlled Entity to create or adopt, any new Employee Pension Plan which would significantly alter Borrower's financial capabilities or cause a default under a covenant contained in this Agreement without the prior written consent of Lender; (f) modify, or permit any Commonly Controlled Entity to modify, any existing Employee Pension Plan so as to increase its obligations thereunder which would significantly alter Borrower's financial capabilities or cause a default under a covenant contained in this Agreement, except in the ordinary course of business consistent with past practice or with the prior written consent of Lender; (g) create or adopt any new Employee Welfare Plan or modify any existing Employee Welfare Plan, or permit any Commonly Controlled Entity to create or adopt any new Employee Welfare Plan or modify any existing Employee Welfare Plan, to provide continuing benefits or coverage for any participant (or beneficiary) after the termination of the participant's employment except as may be required by COBRA, regulations thereunder or applicable state statutory law which would significantly alter Borrower's financial capabilities or cause a default under a covenant contained in this Agreement or with the prior written consent of Lender; or (h) engage, or permit any Commonly Controlled Entity to engage, in any transaction which would reasonably result in the assessment of a direct or indirect liability to Borrower or any Commonly Controlled Entity under
Section 409 or 502 of ERISA or Section 4975 of the Code.

    SECTION 6.12. NEGATIVE PLEDGE. Without Lender's consent, which shall not be unreasonably withheld, (a) sell, transfer, pledge or assign any shares of stock or other ownership interests in Borrower or any of its subsidiaries or (b) execute or agree to any further negative pledges of such shares of stock or other ownership interests in Borrower or any of its subsidiaries. Lender acknowledges and agrees that Borrower has pledged the stok of its subsidiaries to State Street Bank and Trust Company, as collateral agent for Lender, The Bank of Nova Scotia and the purchasers of the Borrower's 6.99% Senior Notes due 2009.

                                     ARTICLE VII
                                     -----------

                 DEFAULTS; RIGHTS AND REMEDIES OF LENDER UPON DEFAULT
                 ----------------------------------------------------

    SECTION 7.01. EVENTS OF DEFAULT. In each case of happening of any of the following events (each of which is herein and in the Note and Security Documents sometimes called an "Event of Default"):

         (a) failure of Borrower to pay, after the expiration of any applicable grace period, any installment of the principal of, or interest on, the Note or any other indebtedness, obligation or liability of Borrower to Lender, whether now existing or hereafter arising, when the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or by acceleration or otherwise;

         (b) failure of Borrower to perform, comply or observe any term, covenant, condition or agreement applicable to Borrower contained in Articles IV, V or VI hereof or in the Note;

         (c) failure of Borrower to perform, comply with or observe any other term, covenant, condition or agreement applicable to Borrower pursuant to the terms hereof (other than as set forth in any other paragraph of this Article
VII), and such default shall continue unremedied for thirty (30) days after the delivery of written notice thereof by Lender to Borrower;

         (d) any representation or warranty made in this Agreement, any other Loan Document or any other report, certificate, financial statement or other instrument furnished in connection with this Agreement, or the borrowing hereunder, shall be untrue or misleading in any material respect as of the date such representation or warranty was made or is deemed to have been made;

         (e) the occurrence of a default or event of default with respect to any evidence of indebtedness of Borrower (other than to Lender), in excess of one million dollars ($1,000,000), if the effect of such default is to accelerate the maturity of such indebtedness or to permit the holder thereof to cause such indebtedness to become due prior to the stated maturity thereof, or if any such indebtedness of Borrower is not paid when due and payable, whether at the due date thereof or by acceleration or otherwise;

         (f) the occurrence of an "Event of Default" as defined in any Security Document;

         (g) Borrower shall (i) discontinue or abandon operation of its business, (ii) apply for or consent to or suffer the appointment of a receiver, trustee, custodian or liquidator of it or any of its property, (iii) admit in writing its inability to pay its debts as they mature, (iv) make a general assignment for the benefit of creditors, (v) file a petition for relief under Title 11 of the United States Code or (vi) file a petition in bankruptcy, or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or if corporate action shall be taken for the purpose of effecting any of the foregoing, (vi) become insolvent, (vii) fail to generally pay its debts as they mature or (viii) have liabilities which exceed the fair value of its assets;

         (h) there shall be filed against Borrower an involuntary petition seeking reorganization of Borrower or the appointment of a receiver, trustee, custodian or liquidator of Borrower or any material part of its assets, or an involuntary petition under any bankruptcy, reorganization or insolvency law of any jurisdiction, whether now or hereafter in effect;

         (i) any judgment or court order for the payment of money in excess of an aggregate of one million dollars ($1,000,000) shall be rendered against Borrower in any twelve (12) month period, and either the same shall remain undischarged for a period of thirty (30) consecutive days, or execution shall have issued in respect thereof;

         (j) the occurrence of any attachment of any deposits or other property of Borrower in the hands or possession of Lender, or the occurrence of any attachment of any other property of Borrower in the aggregate amount exceeding one million dollars ($1,000,000) in any twelve (12) month period and either the same shall remain undischarged for a period of thirty (30) consecutive days, or execution shall have issued in respect thereof;

         (k)  the occurrence of any event or condition described in paragraph
(e), (g), (h), (i) or (j) of this Article VII with respect to Guarantor or any other entity liable, in whole or in part, for payment or performance hereof or of the Note;

         (l) for any reason, any Security Document (including, without limitation, the Guaranty) at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any material security interest or lien granted pursuant thereto shall fail to be perfected, or any person (other than Lender) shall contest the validity, enforceability or perfection of any material lien granted pursuant thereto, or any party thereto (other than Lender) shall seek to disaffirm, terminate, limit or reduce its obligations under any Security Document; or

         (m) for any reason, Guarantor shall give notice of Guarantor's attempt or intent to terminate the Guaranty and/or said entity shall be in default of its own obligations to Lender; or

         (n) Borrower suffers or sustains a Material Adverse Change or Lender in good faith determines that the prospect of repayment of the Note is materially impaired; or

         (o) for any reason, the ratio of (x) the total debt (the sum of all short term debt, current maturities of long term indebtedness (CMLTD) and long-term debt) of CTG Resources, Inc. (the parent of Borrower) to (y) the capitalization of CTG Resources, Inc., exceeds 70% in any two consecutive fiscal quarters; or

         (p) any operating subsidiary of CTG Resources, Inc. fails to maintain a Standard and Poor's Corporation debt rating at least equal to "BBB",

THEN, upon the occurrence of any such Event of Default which has not been cured by Borrower or waived in writing by Lender, Lender may, by notice to Borrower, terminate this Agreement and declare the Note and any and all other liabilities, indebtedness and obligations of Borrower to Lender to be immediately due and payable, both as to principal and interest, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note or other evidence of such indebtedness, obligations and liabilities to the contrary notwithstanding (except with respect to any Event of Default set forth in Section 7.01(g), in which case this Agreement shall automatically terminate and the Note and all other indebtedness, obligations and liabilities of Borrower to Lender shall automatically become immediately due and payable without the necessity of any notice or demand). In the event of an acceleration of Borrower's indebtedness hereunder as a result of the filing of an involuntary petition as specified in paragraph (h) of this Article VII, such acceleration shall be rescinded, and Borrower's rights hereunder reinstated, if, within sixty (60) days following the filing of such involuntary petition, such involuntary petition shall have been dismissed, and there shall then exist no other Event of Default. Lender may enforce payment of the same and exercise any or all of the rights, powers and remedies possessed by Lender, under this Agreement, the Security Documents or under any agreement securing the obligations of Borrower hereunder, whether afforded by the Uniform Commercial Code or otherwise afforded by law or in equity. The remedies provided for herein are cumulative and are not exclusive of any other remedies provided by law. Borrower agrees to pay Lender's reasonable attorneys' fees and legal expenses incurred in enforcing Lender's rights, powers and remedies under this Agreement, the Note, the Security Documents and any other agreement securing the liabilities, indebtedness or obligations of Borrower to Lender.

    SECTION 7.02. DEFAULT RATE; LATE CHARGE. Without regard to whether Lender has exercised any other rights or remedies hereunder, if Lender has accelerated amounts owing under the Note following the occurrence an Event of Default, the applicable interest rate under the Note shall be increased, to the extent permitted by law, to a rate per annum equal to the Default Rate (as defined in the Note). In addition, if the entire amount of any required principal and/or interest payment is not paid in full within ten (10) days after the same is due, Borrower shall pay to Lender a late fee equal to five percent (5%) of the required payment.

                                     ARTICLE VIII
                                     ------------

                                    MISCELLANEOUS
                                    -------------

    SECTION 8.01. INCREASED COSTS - CAPITAL. If Lender shall have determined that the adoption of any applicable law, rule, regulation, guideline, directive or request (whether or not having force of law) regarding capital requirements, or the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any of the foregoing with respect to this Loan imposes or increases a requirement by Lender to allocate capital resources to its commitments, including its obligations hereunder, which has or would have the effect of reducing the return on Lender's capital to a level below that which Lender could have achieved (taking into consideration Lender's then existing policies with respect to capital adequacy and assuming full utilization of Lender's capital) but for such adoption, change or compliance by any amount deemed by Lender to be material, then, in each such case: (i) Lender shall promptly after its determination of such occurrence give notice thereof to Borrower; and (ii) Borrower shall pay to Lender as an additional fee from time to time on demand such amount as Lender certifies to be the amount that will compensate it for such reduction. A certificate of Lender claiming compensation under this Section shall be conclusive in the absence of manifest error. Such certificate shall set forth the nature of the occurrence giving rise to such compensation, the additional amount or amounts to be paid to it hereunder and the method by which such amounts were determined. In determining such amounts, Lender may use any reasonable averaging and attribution methods.

    SECTION 8.02. SURVIVAL. This Agreement and all covenants, agreements, representations and warranties herein and in the certificates delivered pursuant hereto, shall survive the making by Lender of the Loan, the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as the Note and any other indebtedness of Borrower to Lender is outstanding and unpaid; PROVIDED, HOWEVER, that the provisions of Section 5.11(c) hereof shall survive payment and satisfaction of the Note.

    SECTION 8.03. EXPENSES. Borrower will reimburse Lender upon demand for all out-of-pocket costs, charges and expenses of Lender (including costs of searches of public records and filing and recording documents with public offices and fees and disbursements of counsel to Lender, which fees and disbursements are capped at $20,000) in connection with (a) the preparation, execution and delivery of this Agreement, the Note, the Security Documents and any other Loan Documents, (b) the making of the Loan, (c) any amendments, modifications, consents or waivers in respect thereof and (d) any enforcement thereof.

    SECTION 8.04. GOVERNING LAW. THIS AGREEMENT, THE NOTE AND THE ADMINISTRATION THEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SAID STATE.

    SECTION 8.05. AMENDMENTS; ETC.. No amendment or waiver of any provision of this Agreement, or of the Note, or of any of the Security Documents, no consent to any departure therefrom, shall be effective unless the same shall be in writing and signed by Lender. A written amendment, consent or waiver shall be effective only in the specific instance, and for the purpose, for which given. No notice to, or demand, on Borrower, in any one case, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

    SECTION 8.06. WAIVER. Neither any failure nor any delay on the part of Lender in exercising any right, power or privilege hereunder, or under the Note, or any Security Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or future exercise, or the exercise of any other right, power or privilege.

    SECTION 8.07. NOTICES. All notices and correspondence hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, to the applicable party at its respective address set forth below, or by facsimile transmission (including, without limitation, computer generated facsimile), promptly confirmed in writing sent by first class mail, to the FAX numbers and the addresses set forth below:

    if to Lender:

         Fleet National Bank
         One Federal Street
         Boston, Massachusetts 02110
         Attention:  Suresh V. Chivukula, Senior Vice President
         FAX No.:(617) 364-0580


    with a copy to:

         Justin M. Sullivan, Esq.
         Edwards & Angell
         750 Main Street
         Hartford, Connecticut 06103
         FAX No.:  (860) 547-1035

    if to Borrower:

         The Energy Network, Inc.
         P.O. Box 1500
         Hartford, Connecticut 06144-1500
         Attn:  Mr. Andrew Johnson, Treasurer and CAO
         FAX No.: (860) 727-3064

    with a copy to:

         Murtha, Cullina, Richter and Pinney
         City Place I
         185 Asylum Street
         Hartford, Connecticut 06103
         Attn:  William F. Pinney, Jr., Esquire
         FAX No.: (860) 240-6150

or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section. All such notices and correspondence shall be deemed given upon the earlier to occur of (i) actual receipt, (ii) if sent by certified or registered mail, three (3) business days after being post-marked, (iii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused or (iv) if sent by facsimile transmission, when receipt of such transmission is acknowledged.

    SECTION 8.08. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, except that Borrower shall not have the right to assign this Agreement or any interest herein without the prior written consent of Lender. Lender may, without the consent of Borrower, assign or participate to one or more banks or financial institutions all or a portion of Lender's rights and obligations under this Agreement, the Note and the Security Documents.

    SECTION 8.09. CONSENT TO JURISDICTION. Borrower hereby submits to the jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut, as well as to the jurisdiction of all courts from which an appeal may be taken or other review sought from the aforesaid courts, for the purpose of any suit, action or other proceeding arising out of any of Borrower's obligations under or with respect to this Agreement, the Note, the Security Documents or any of the transactions contemplated hereby, and expressly waives any and all objections it may have as to venue in any of such courts.

    SECTION 8.10.  WAIVER OF JURY TRIAL.  BORROWER AND LENDER EACH HEREBY
WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS WHATSOEVER (INCLUDING, WITHOUT LIMITATION, ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE NOTE, THE SECURITY DOCUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN). No party to this Agreement, including BUT NOT LIMITED TO any assignee of or successor to Borrower or Lender, shall seek a jury trial in any lawsuit, proceeding, counterclaim, or any other litigation procedure based upon, or arising out of, this Agreement, the Note, the Security Documents or any related instruments or the relationship between the parties. No party will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial cannot be or has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED

TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

    SECTION 8.11. SET-OFFS, ETC. Borrower agrees that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim Lender may otherwise have, Lender shall be entitled at its option and whether or not fully secured, to offset balances held by it for the account of Borrower at any of its offices, against any indebtedness or other fees or charges owed to Lender hereunder if the same are not paid when due (regardless of whether such balances are then due to Borrower) or if Borrower becomes insolvent, howsoever evidenced, or if any Event of Default occurs, and that such offset balances may be applied toward the payment of any indebtedness of Borrower to Lender, whether or not such indebtedness or any part thereof shall then be due and whether or not such indebtedness is otherwise fully secured, in which case Lender shall promptly notify Borrower thereof; PROVIDED, HOWEVER, that Lender's failure to give such notice shall not affect the validity of such set-off and application.

    SECTION 8.12. SEVERABILITY. In case any provision of or obligation under this Agreement or the Note or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

    SECTION 8.13. SECTION HEADINGS. The Article and Section headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Agreement.

    SECTION 8.14. INTEGRATION. This Agreement supersedes Borrower's application for credit, any commitment letter and proposal letters in respect hereof, and all other prior dealings between the parties hereto and their respective agents, employees or officers with respect to the credit facilities extended hereby, and this Agreement, together with the other Loan Documents, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof.

    SECTION 8.15. WAIVER OF PREJUDGMENT REMEDIES.     BORROWER AND EACH GUA-
RANTOR ACKNOWLEDGE THAT THE LOAN EVIDENCED BY THE NOTE AND SECURED BY THE SECURITY DOCUMENTS IS A COMMERCIAL TRANSACTION AND THEY AND EACH OF THEM, HEREBY VOLUNTARILY AND KNOWINGLY WAIVE ANY RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES OR OTHER STATUTES AFFECTING PREJUDGMENT REMEDIES AND AUTHORIZE LENDER'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER, PROVIDED THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER.

    IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly executed by their respective duly authorized officers, all as of the day and year first above written.

                                       LENDER:

                                       FLEET NATIONAL BANK


                                       By:
-----------------------------------       -------------------------------------
                                          Suresh V. Chivukula
                                          Senior Vice President


                                       BORROWER:

                                       THE ENERGY NETWORK, INC.


                                       By:
-----------------------------------       -------------------------------------
                                          Name:
                                          Title:

                                 SCHEDULE OF EXHIBITS
                                 --------------------


Exhibit A - Form of Secured Revolving Credit Note

Exhibit B - Request for Advance

Exhibit C - Officer's Compliance Certificate

                                      EXHIBIT A
                                      ---------

                       [FORM OF SECURED REVOLVING CREDIT NOTE]
                        -------------------------------------

                                      EXHIBIT B
                                      ---------

                                 REQUEST FOR ADVANCE
                                 -------------------



                                       [ ], 19[ ]


Fleet National Bank
One Federal Street
Boston, Massachusetts 02110
Attention:  Suresh V. Chivukula, Senior Vice President


Ladies and Gentlemen:

    Pursuant to the provisions of that certain 364-Day Revolving Credit Agreement dated October 1, 1997, by and between The Energy Network, Inc. ("Borrower") and Fleet National Bank (the "Agreement"), the undersigned, as borrower, hereby requests an Advance of $[ ] to be made on [ ], 19[ ], which Advance shall be evidenced by the undersigned's Secured Revolving Credit Note dated [ ]. The principal balance outstanding under said 364-Day Revolving Credit Note, after taking into consideration the amount of the Advance requested hereby, is $[ ].

    The undersigned hereby represents and warrants that (i) no event has occurred and is continuing, or would result from the proposed Advance, which constitutes an "Event of Default", as that term is defined in the Agreement, or would constitute such an "Event of Default" but for the requirement that notice be given or time elapse, or both, and (ii) the representations and warranties in
Article III of the Agreement remain true and correct as of the date hereof, except those set forth in Section 3.01. The undersigned further represents and warrants that the financial condition of the undersigned has not materially adversely changed since the submission of the undersigned's most recent financial information to Fleet National Bank.

                                       Very truly yours,

                                       THE ENERGY NETWORK, INC.


                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------

                                      EXHIBIT C
                                      ---------

                           [FORM OF COMPLIANCE CERTIFICATE]
                            ------------------------------

Fleet National Bank
One Federal Street
Boston, Massachusetts 02110
Attention:  Suresh V. Chivukula, Senior Vice President

Ladies and Gentlemen:

    As required by Section 5.04 of that certain 364-Day Revolving Credit Agreement dated October 1, 1997, by and between The Energy Network, Inc. ("Borrower") and Fleet National Bank, a review of the activities of Borrower for the fiscal quarter/fiscal year ended [__________] has been made under my supervision with a view to determining whether Borrower has kept, observed, performed and fulfilled all of its obligations under the Revolving Credit Agreement and all other agreements or undertakings contemplated thereby.

    The undersigned hereby certifies that the amounts set forth below, with abbreviated descriptions, to the best of my information and belief, accurately present amounts required to be calculated by various covenants of the Revolving Credit Agreement as of the last day of the fiscal quarter/fiscal year noted above and all terms used herein have the identical meaning as in the Revolving Credit Agreement.

1.  5.08(B)(I) - TOTAL DEBT TO TANGIBLE NET WORTH

    Total Debt                                        _______________

    Tangible Net Worth                                _______________

    Ratio of Total Debt to Tangible Net Worth         _______________

    Maximum Permitted                                    2.25 to 1

2.  5.08(B)(II) - MINIMUM TANGIBLE NET WORTH

    Tangible Net Worth                                _______________

    Minimum Required                                    30,000,000

3.  5.08(B)(III) DEBT SERVICE COVERAGE RATIO

    EBITDA plus equity purchase funds                 _______________

    Debt Service                                      _______________

    Debt Service Coverage Ratio                       _______________

    Minimum Required                                     1.25 to 1

4.  5.08(B)(IV) INTEREST COVERAGE RATIO

    EBIT                                              _______________

    Interest expense                                  _______________

    Interest Coverage Ratio                           _______________

    Minimum Required                                     2.5 to 1

5.  7.01(O)  CTG'S DEBT TO CAPITALIZATION

    CTG total debt                                    ________________

    CTG capitalization                                ________________

    CTG ratio of debt to capitalization               ________________

    Maximum Permitted                                       70%

6.  7.01(O)  S&P RATING OF CTG OPERATING SUBSIDIARIES

    Lowest Standard & Poor's debt rating of each

    operating subsidiary of CTG                       ________________

    Minimum Required                                        BBB

    The undersigned hereby further certifies that he/she has reviewed the terms of the Revolving Credit Agreement and that, to the best of his/her knowledge, no event has occurred which constitutes, or which with the passage of time or service of notice, or both, would constitute, an Event of Default as defined in the Revolving Credit Agreement.

                                       Sincerely,

                                       THE ENERGY NETWORK, INC.


                                       By:
                                          -------------------------------------
                                       Title:
                                             ----------------------------------

                            364-DAY REVOLVING CREDIT NOTE
                            -----------------------------

$10,000,000.00                                              October 1, 1997
                                                      Hartford, Connecticut

FOR VALUE RECEIVED, THE ENERGY NETWORK, INC., a Connecticut corporation with a mailing address at P.O. Box 1500, Hartford, Connecticut 06114-1500 ("Borrower"), hereby promises to pay to FLEET NATIONAL BANK, a national banking association ("Lender"), or to its order, at its office at One Federal Street, Boston, Massachusetts 02110, the principal sum of up to Ten Million Dollars ($10,000,000.00), or so much thereof as has been advanced and not repaid, in accordance with the provisions of a 364-Day Revolving Credit Agreement of even date herewith between the Borrower and Lender (the "Loan Agreement") and which is then outstanding under this Note, together with interest in arrears on the unpaid principal balance from time to time outstanding from the date hereof until the entire principal amount due hereunder is paid in full at the rates hereinafter provided. Interest shall be calculated on the basis of the actual number of days elapsed over a year of 360 days. Interest shall be payable monthly, in arrears, on the first day of each month, or the next business day thereafter if such day is not a business day, commencing November 1, 1997 and continuing monthly thereafter until this Note is paid in full.

    Advances hereunder shall be made on a revolving basis and as principal is repaid to Lender, such sums may be re-advanced to the Borrower in accordance with the provisions of the Loan Agreement, provided no Event of Default has occurred under the Loan Agreement or hereunder. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Loan Agreement.

    This Note is secured, INTER ALIA, by certain "Security Documents" referred to in the Loan Agreement, and is entitled to the benefits thereof.

INTEREST RATES

    BORROWER'S OPTIONS. Subject to the provisions herein with regard to the Default Rate, interest hereunder shall accrue at the following rates, at Borrower's selection, subject to the conditions and limitations provided for in this Note: (i) a rate per annum equal to 60 basis points (.60%) greater than the LIBO Rate (as hereinafter defined) provided, however, that in the event a LIBO Rate is unavailable for any reason, interest shall accrue on the Loan at the Variable Rate (as hereinafter defined) or (ii) a Bank Rate (as hereinafter defined). Borrower's right to select an interest rate hereunder shall cease during the continuance of an Event of Default, and, upon the expiration of the Interest Period(s) for any Advance(s) then in existence, the outstanding principal balance under this Note shall bear interest at the Variable Rate until the Event of Default has been cured and Borrower makes an effective interest rate selection.

    SELECTION TO BE MADE. Borrower shall select, and thereafter may change the selection of, the applicable interest rate, from the alternatives otherwise provided for in this Note, by giving Lender a Notice of Rate Selection: prior to each Loan Advance, and by the times stated below in the next paragraph.

    NOTICE. A "Notice of Rate Selection" shall be a written notice, given by cable, tested telex, telecopier (with authorized signature), or by telephone if immediately confirmed by such a written notice, from an Authorized Representative of Borrower which: (i) is irrevocable; (ii) is received by Lender not later than 10:00 o'clock A.M. Eastern Time on or before a Business Day for which the selection of Interest Period is to apply.

    IF NO NOTICE. If Borrower fails to select an interest rate option in accordance with the foregoing prior to a Loan Advance, or prior to the last day of the applicable Interest Period of an outstanding Advance, any new Loan Advance made or any Advance for which the Interest Period is expiring and an new interest rate is not selected by Borrower, shall be deemed to be accruing interest at the rate based on the LIBO Rate, effective on the date such new Loan Advance is made or upon the expiration of the existing Interest Period.

MATURITY DATE

    So long as no Event of Default (as hereinafter defined) occurs as a result of which Lender declares this Note immediately due and payable, the unpaid principal amount due hereunder and any interest then owing shall be payable in full on September 29, 1998 (the "Maturity Date").

PREPAYMENT

    The Loan or any portion thereof may be prepaid in full or in part without premium or penalty at any time if interest is accruing at the Variable Rate or on the last day of any Interest Period upon five (5) days' prior written notice to the holder of this Note. Prepayments at any other time shall be subject to the payment of a Prepayment Premium. Any partial prepayment of principal shall first be applied to any installment of principal then due and then be applied to the principal due in the reverse order of maturity, and no such partial prepayment shall relieve Borrower of the obligation to pay each subsequent installment of principal when due.

    Borrower shall pay to Lender all reasonable costs and expenses incurred by Lender in connection with such prepayment and such charges will be paid by Borrower whether payment is made voluntarily at Borrower's option or involuntarily after Lender has made demand for payment after an Event of Default.

    In the event that interest is accruing hereunder at the LIBO Rate or a Bank Rate and Borrower prepays the Loan at any time other than at the end of an Interest Period, Borrower shall be required to pay a Prepayment Premium (the "Prepayment Premium") to Lender in an amount computed as follows: the current Treasury Rate with a maturity date closest to the last day of applicable Interest Period to which the prepayment is made shall be subtracted from the cost of funds component of the LIBO Rate in effect at the time of prepayment.
If the result is zero or a
negative number, there shall be no Prepayment Premium. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the Interest Period and using the Treasury Rate. The resulting amount shall be the Prepayment Premium due to Lender upon prepayment of the Loan. If by reason of an event of default Lender elects to declare this note to be immediately due and payable, then any Prepayment Premium with respect to this note shall become due and payable in the same manner as though Borrower had exercised such right of prepayment.

CERTAIN DEFINITIONS AND PROVISIONS RELATING TO INTEREST RATE.

    (a) BANKING DAY. The term "Banking Day" means a day on which banks are not required or authorized by law to close in the city in which Lender's principal office is situated.

    (b) BANK RATE. The term "Bank Rate" means a rate of interest based on, but not equal to, the Lender's cost of funds as such Bank Rate may be quoted by Lender to Borrower upon Borrower's request therefor.

    (c) BUSINESS DAY; SAME CALENDAR MONTH. The term "Business Day" means any Banking Day and, if the applicable Business Day relates to the selection or determination of any LIBO Rate, any London Banking Day. If any day on which a payment is due is not a Business Day, then the payment shall be due on the next day following which is a Business Day, unless, with respect to a LIBO Rate, the effect would be to make the payment due in the next calendar month, in which event such payment shall be due on the next preceding day which is a Business Day. Further, if there is no corresponding day for a payment in the given calendar month (i.e., there is no "February 30th"), the payment shall be due on the last Business Day of the calendar month.

    (d) DOLLARS. The term "Dollars" or "$" means lawful money of the United States.

    (e)  INTEREST PERIOD.

         (i) The term "Interest Period" means with respect to the LIBO Rate: a period of three (3) months, subject to availability. Each such Interest Period shall commence on a Business Day and shall end on the numerically corresponding day in the third month thereafter. PROVIDED, HOWEVER: (i) if there is no such numerically corresponding day (I.E., there is no February
    30th), such Interest Period shall end on the last Business Day of the applicable month, (ii) if the last day of such an Interest Period would otherwise occur on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day; but (iii) if such extension would otherwise cause such last day to occur in a new calendar month, then such last day shall occur on the next preceding Business Day.

         (ii) The term "Interest Period" shall mean with respect to the Variable Rate consecutive periods of one (1) day each.

         (iii) The term "Interest Period" shall mean with respect to a Bank Rate the maturity of the cost of funds liability on which such Bank Rate is based.

         (iv) No Interest Period may end beyond the Maturity Date. If the last day of an Interest Period would otherwise occur on a day which is not a Business Day, such last day shall be extended to the next succeeding Business Day, except as provided above in clause (i) relative to a LIBO Rate.

    (f) LIBO RATE. The term "LIBO Rate" means, with respect to each LIBO Rate Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such advance; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBO Rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city.

    If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to the Interest Period for such advance which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of the Interest Period for such advance as selected by the Calculation Agent. The principal London office of each of the four major London banks will be requested to provide a quotation for its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to the Interest Period for such advance offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two London Banking Days preceding the first day of the Interest Period for such advance. In the event that Lender is unable to obtain any such quotation as provided above, it will be deemed that the LIBO Rate cannot be determined.

    In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Lender then for any period during which such Reserve Percentage shall apply, the LIBO Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

    (g) MATURITY. The term "Maturity" means the Maturity Date, or in any instance, upon acceleration of the Loan, if the Loan has been accelerated by Lender upon an Event of Default.

    (h) PRESENT VALUE. The term "Present Value" means the value at the applicable maturity discounted to the date of prepayment using the Treasury Rate.

    (i) PRIME RATE. The term "Prime Rate" means the per annum rate of interest so designated from time to time by Lender as its prime rate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.

    (j) TREASURY RATE. The term "Treasury Rate" means, as of the date of any calculation or determination, the latest published rate for United States Treasury Notes or Bills (but the rate on Bills issued on a discounted basis shall be converted to a bond equivalent) as published weekly in the Federal Reserve Statistical Release H.15(519) of Selected Interest Rates in an amount which approximates (as determined by Lender) the amount (i) approximately comparable to the portion of the Loan to which the Treasury Rate applies for the Interest Period, or (ii) in the case of a prepayment, the amount prepaid and with a maturity closest to the original maturity of the installment which is prepaid in whole or in part.

    (k) VARIABLE RATE. The term "Variable Rate" means a per annum rate equal at all times to the Prime Rate, with changes therein to be effective simultaneously with any change in the Prime Rate.

ADDITIONAL PROVISIONS RELATED TO INTEREST RATE SELECTION.

    (a) INCREASED COSTS. If, due to any one or more of: (i) the introduction of any applicable law or regulation or any change (other than any change by way of imposition or increase of reserve requirements already referred to in the definition of LIBO Rate) in the interpretation or application by any authority charged with the interpretation or application thereof of any law or regulation; or (ii) the compliance with any guideline or request from any governmental central bank or other governmental authority (whether or not having the force of law), there shall be an increase in the cost to Lender of agreeing to make or making, funding or maintaining LIBO Rate Loans, including without limitation changes which affect or would affect the amount of capital or reserves required or expected to be maintained by Lender, with respect to all or any portion of the Loan, or any corporation controlling Lender, on account thereof, then Borrower from time to time shall, upon written demand by Lender, pay Lender additional amounts sufficient to indemnify Lender against any increased cost actually incurred. A certificate as to the amount of the increased cost and the reason therefor submitted to Borrower by Lender, in the absence of manifest error, shall be conclusive and binding for all purposes.

    (b) ILLEGALITY. Notwithstanding any other provision of this Note, if the introduction of or change in or in the interpretation of any law, treaty, statute, regulation or interpretation thereof shall make it unlawful, or any central bank or government authority shall assert by directive, guideline or otherwise, that it is unlawful, for Lender to make or maintain a LIBO Rate or to continue to fund or maintain a LIBO Rate then, on written notice thereof and demand by Lender to Borrower, (a) the obligation of Lender to make a LIBO Rate available and to convert or continue any Loan advances at a LIBO Rate shall terminate and (b) Borrower shall convert the interest rate to a Variable Rate.

    (c) ADDITIONAL LIBO RATE CONDITIONS. The selection by Borrower of a LIBO Rate and the maintenance of advances at such rate shall be subject to the following additional terms and conditions:

         (i) AVAILABILITY. If, before or after Borrower has selected to take or maintain a LIBO Rate, Lender notifies Borrower that:

                (A) dollar deposits in the amount and for the maturity requested are not available to Lender in the London interbank market at the rate specified in the definition of LIBO Rate set forth above, or

                (B) reasonable means do not exist for Lender to determine the LIBO Rate for the amounts and maturity requested,

    then the principal which would have been advanced at a LIBO Rate shall be advanced at a Variable Rate.

         (ii) PAYMENTS NET OF TAXES. All payments and prepayments of principal and interest under this Note shall be made net of any taxes and costs resulting from having principal outstanding at or computed with reference to a LIBO Rate. Without limiting the generality of the preceding obligation, illustrations of such taxes and costs are taxes, or the withholding of amounts for taxes, of any nature whatsoever including income, excise, interest equalization taxes (other than United States or state income taxes) as well as all levies, imposts, duties or fees whether now in existence or as the result of a change in or promulgation of any treaty, statute, regulation, or interpretation thereof or any directive guideline or otherwise by a central bank or fiscal authority (whether or not having the force of law) or a change in the basis of, or the time of payment of, such taxes and other amounts resulting therefrom.

DEFAULT

    Upon the occurrence of any of the following (each of which events shall be an Event of Default hereunder):

         (i) the failure of Borrower to make any payment of principal or interest hereunder within ten (10) days after the same is due, or


         (ii) an Event of Default as described and defined in any of the Loan Agreement, the Security Instruments or any instrument evidencing any indebtedness of Borrower to Lender and the expiration of any period provided in such instrument to cure such default, then Lender may declare the entire unpaid principal balance hereunder immediately due and payable without notice, demand or presentment and may exercise any of its rights under the Security Instruments. In the event that Lender or any subsequent holder of this Note shall exercise or endeavor to exercise any of its remedies hereunder or under the Security Instruments, Borrower shall pay on demand all reasonable costs and expenses incurred in connection therewith, including, without limitation, reasonable attorney's fees and Lender may take judgment for all such amounts in addition to all other sums due hereunder.

LATE PAYMENT FEE

    Irrespective of the exercise or nonexercise of any of the aforesaid rights, if any monthly payment of principal or interest hereunder is not paid in full within ten (10) days after the same is due, Borrower shall pay to Lender a processing fee on such unpaid amount equal to five percent (5%) of such late payment.

DEFAULT RATE OF INTEREST

    Irrespective of the exercise or nonexercise of any of the aforesaid rights, if any Event of occurs Lender has accelerated amounts owing under the Note following the occurrence of Event of Default hereunder, from and after the date of such acceleration interest charges hereunder shall be increased to the lesser of (i) the then applicable interest rate charges plus four percent (4%) or (ii) the maximum rate then permitted by law, until Lender is satisfied that the Event of Default has been cured.

MISCELLANEOUS

    In the event that the holder of this Note shall exercise or endeavor to exercise any of its remedies hereunder or under said Loan Agreement or any agreements securing this Note, Borrower shall pay all reasonable costs and expenses incurred in connection therewith, including without limitation, reasonable attorneys' fees, and the holder hereof may take judgment for all such amounts in addition to all other sums due hereunder.

    Borrower hereby waives presentment, dishonor, protest and demand, diligence, notice of protest, demand and of dishonor, and any other notice otherwise required to be given under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note or any payment hereunder may be extended or subordinated, by forbearance or otherwise, from time to time, without in any way affecting the liability of Borrower. No consent or waiver by the holder hereof with respect to any action or failure to act which, without such consent or waiver, would constitute a breach of any provision of this Note, shall be valid and binding unless in writing and signed by both Borrower and the holder hereof.

    All agreements between Borrower and Lender are hereby expressly limited so that in no contingency or event whatsoever whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. If, from any circumstance whatsoever, fulfillment of any provision hereof or of the Loan Agreement or of any agreements securing this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, IPSO FACTO, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance Lender should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest. This provision shall control every other provision of all agreements between Borrower and Lender.

    Borrower expressly agrees that this Note, or any payment hereunder, may be extended from time to time, without in any way affecting the liability of Borrower. No unilateral consent or waiver by Lender with respect to any action or failure to act which, without consent, would constitute a breach of any provision of this Note shall be valid and binding unless in writing and signed by Lender.

    This Note shall be construed in accordance with and governed by the laws of the State of Connecticut, except to the extent that such laws are superseded by Federal enactments.

WAIVER OF PREJUDGMENT RIGHTS AND JURY TRIAL

    BORROWER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION, AND HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ITS RIGHT TO NOTICE AND HEARING UNDER CHAPTER 903A OF THE CONNECTICUT GENERAL STATUTES AS THE SAME ARE OR IN THE FUTURE MAY BE AMENDED OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW OR THE CONSTITUTION OF CONNECTICUT OR THE UNITED STATES WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH LENDER MAY DESIRE TO USE.

    BORROWER HEREBY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS NOTE, THE LOAN AGREEMENT, THE SECURITY INSTRUMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH. NEITHER BORROWER NOR ANY ASSIGNEE OF OR SUCCESSOR TO THE BORROWER, SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION OR PROCEEDING BASED UPON, OR ARISING OUT OF, THIS NOTE, THE LOAN AGREEMENT, THE SECURITY INSTRUMENTS OR ANY OF THE OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES HERETO, OR ANY OF THEM. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE

PROVISIONS OF THIS WAIVER OF RIGHT TO JURY TRIAL HAVE BEEN DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS WAIVER OF RIGHT TO JURY TRIAL WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

    IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

WITNESS:                               THE ENERGY NETWORK, INC.


                                       By:
-----------------------------------       -------------------------------------
                                          Name:
                                          Title:

                                       GUARANTY

    This unconditional guaranty ("Guaranty") is given pursuant to the terms and conditions of the (a) a certain 364-Day Credit Agreement and (b) a certain 3-Year Revolving Credit Agreement, each between THE ENERGY NETWORK, INC., a Connecticut corporation with a mailing address at P.O. Box 1500, Hartford, Connecticut 06114-1500 (the "Borrower") and FLEET NATIONAL BANK, a national banking association with an office at One Federal Street, Boston, Massachusetts 02110 (the "Lender") of even date herewith (collectively, the "Loan Agreement") executed in connection with (i) a certain 364-Day Revolving Credit Note and (ii) a certain 3-Year Revolving Credit Note, each given by the Borrower to the order of Lender of even date herewith and each in the original principal amounts of $10,000,000 (collectively, the "Note"). Capitalized terms used herein which are not otherwise specifically defined shall have the same meaning herein as in the Loan Agreement.

    FOR VALUE RECEIVED, and to induce Lender to extend credit to Borrower as provided for in the Loan Agreement and the other Loan Documents. TEN TRANSMISSION COMPANY, a Connecticut corporation, THE HARTFORD STEAM COMPANY, a Connecticut corporation, ENSERVE, INCORPORATED, a Connecticut corporation and ENI GAS SERVICES, INC., a Connecticut corporation, each having a mailing address at P.O. Box 1500, Hartford, Connecticut 06114-1500, hereinafter called jointly, severally and collectively "Guarantor", hereby unconditionally agree as follows:

    1. GUARANTY. Guarantor, as a primary party and not merely as a surety, unconditionally and irrevocably guarantees the following "Guaranteed Obligations":

         A. ALL OBLIGATIONS. The prompt and full payment (and not merely the collectibility) performance and observance of all of the obligations, terms and conditions to be paid, performed or observed by Borrower under the Loan Agreement and each other Loan Document, each as the same may be hereafter amended, modified, extended, renewed or recast, including, but not limited to the payment of $20,000,000 together with interest and other charges thereon as provided for in the Note and the Loan Agreement.

         B. PAYMENT. The prompt and full payment, and not merely the collectibility, of all principal, interest, fees and other charges when due under the Note, the Loan Agreement, and each other Loan Document.

         Upon any Event of Default under the Loan Agreement, or any of the other Loan Documents, or if Lender has accelerated the Loan pursuant to a right to do so under the Loan Agreement, Lender may at its option proceed directly and at once, without further notice, against Guarantor hereunder, without proceeding against Borrower, or any other person or other Collateral for the obligations secured by this Guaranty. Any sums payable by Guarantor hereunder shall bear interest at the Default Rate from the date of demand until the date paid.

         If Borrower, or Guarantor if so required, shall fail or refuse to perform or continue performance of all of the Obligations of the Loan Agreement on the part of Borrower to be kept and performed, then, if an Event of Default exists on account thereof under the Loan Agreement or this Guaranty, in addition to any other rights and remedies which Lender may have hereunder or elsewhere, and not in limitation thereof, Lender, at Lender's option, may exercise any or all of its rights and remedies under the Loan Agreement and each other Loan Document. The amounts of any and all expenditures so made by Lender for completion of the Improvements shall be immediately due and payable to Lender by Guarantor together with interest thereon at the Default Rate from the date of demand until the date paid.

         This Guaranty shall survive and continue in full force and effect beyond and after the payment and satisfaction of the Guaranteed Obligations and the Obligations of Borrower in the event Lender is required to disgorge or return any payment or property received as a result of any laws pertaining to preferences, fraudulent transfers or fraudulent conveyances.

    2. WAIVERS. Guarantor hereby waives and relinquishes to the fullest extent now or hereafter not prohibited by applicable law:

         (i)    all suretyship defenses and defenses in the nature thereof;

         (ii) any right or claim of right to cause a marshalling of the assets of Borrower or of any Collateral, or to cause Lender to proceed against any of the other security for the Guaranteed Obligations or the Obligations of Borrower before proceeding under this Agreement against Guarantor, or, if there shall be more than one Guarantor, to require Lender to proceed against any other Guarantor or any of Guarantors in any particular order;

         (iii) until the full and Non-Contestable Payment (as defined in Section 16.1 below) and satisfaction of all Obligations all rights and remedies, including, but not limited to, any rights of subrogation, contribution, reimbursement, exoneration or indemnification pursuant to any agreement, express or implied, or now or hereafter accorded by applicable law to indemnitors, guarantors, sureties or accommodation parties. PROVIDED, HOWEVER, unless Lender otherwise expressly agrees in writing, such waiver by any particular Guarantor shall not be effective to the extent that by virtue thereof such Guarantor's liability under this Guaranty or under any other Loan Document is rendered invalid, voidable, or unenforceable under any applicable state or federal law dealing with the recovery or avoidance of so-called preferences or fraudulent transfers or conveyances or otherwise;

         (iv) notice of the acceptance hereof, presentment, demand for payment, protest, notice of protest, or any and all notice of nonpayment, nonperformance, nonobservance or default, or other proof or notice of demand whereby to charge Guarantor therefor;

         (v) the pleading of any Statute of Limitations as a defense to Guarantor's obligations hereunder; and

         (vi) the right to a trial by jury in any matter related to this Guaranty.

    3. CUMULATIVE RIGHTS. Lender's rights under this Agreement shall be in addition to and not in limitation of all of the rights and remedies of Lender under the Loan Documents. All rights and remedies of Lender shall be cumulative and may be exercised in such manner and combination as Lender may determine.

    4.   NO IMPAIRMENT.  The liability of Guarantor hereunder shall in no way be limited or impaired by, and Guarantor hereby assents to and agrees to be bound by, any amendment or modification of the provisions of the Loan Documents to or with Lender by Borrower or any other Guarantor. In addition, the liability of Guarantor under this Guaranty and the other Loan Documents shall in no way be limited or impaired by:

         (i) any extensions of time for performance required by any of the Loan Documents;

         (ii)   any amendment to or modification of any of the Loan Documents;

         (iii) the accuracy or inaccuracy of any of the representations or warranties made by or on behalf of Borrower or Guarantor, under any Loan Document or otherwise;

         (iv) the release of Borrower or any other person or entity, from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Lender's voluntary act, or otherwise;

         (v) the filing of any bankruptcy or reorganization proceeding by or against Borrower;

         (vi) the release or substitution in whole or part of any collateral or security for the Obligations or the Guaranteed Obligations;

         (vii) the release of any other party now or hereafter liable upon or in respect of this Guaranty or any of the other Loan Documents; or

         (viii) the invalidity or unenforceability of all or any portion of any of the Loan Documents as to Borrower or any other person or entity.

Any of the foregoing may be accomplished with or without notice to Borrower or any Guarantor and with or without consideration.

    5. DELAY NOT WAIVER. No delay on Lender's part in exercising any right, power or privilege hereunder or under any of the Loan Documents shall operate as a waiver of any such privilege, power or right. No waiver by Lender in any instance shall constitute a waiver in any other instance.

    6. WARRANTIES AND REPRESENTATIONS. Guarantor warrants and represents to Lender for the express purpose of inducing Lender to enter into the Loan Agreement, to make each Loan Advance, to accept this Guaranty, and to otherwise complete the transactions contemplated by the Loan Agreement that as of the date of this Guaranty, upon the date of each Loan Advance and at all times thereafter until the Loan is repaid and all Guaranteed Obligations to Lender have been satisfied in full, as follows:

         (i) NO VIOLATION. The payment and performance by Guarantor of Guarantor's obligations under the this Guaranty do not and shall not constitute a violation of any law, order, regulation, contract or agreement to which Guarantor is a party or by which Guarantor or Guarantor's property may be bound;

         (ii) NO LITIGATION. There is no material litigation now pending or, to the best of Guarantor's knowledge threatened in writing, against Guarantor which, if adversely decided would materially impair the ability of Guarantor to pay and perform Guarantor's obligations under this Guaranty. There is no litigation (whether or not material) pending, or threatened in writing, against Guarantor in which the amount in controversy exceeds One Million Dollars ($1,000,000) which is not either: (i) covered by adequate insurance, or (ii) previously disclosed in writing to Lender together with a written explanation of why such litigation is not material.

         (iii) ENTITY MATTERS. Each Guarantor is a duly organized, validly existing corporation organized and in good standing under the laws of _______________, and duly qualified to do business and in good standing under the laws of the State of Connecticut, has all requisite power and authority to conduct its business and to own its property as now conducted or owned, and is qualified to do business in all jurisdictions where the nature and extent of its business is such that such qualification is required by law.

         (iv) VALID AND BINDING. Each of the Loan Documents to which Guarantor is a party, constitutes such Guarantor's legal, valid and binding obligation in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and with respect to the availability of remedies of specific enforcement subject to the discretion of the court before which proceedings therefor may be brought.

         (v) SOLVENCY. Guarantor is solvent and is not rendered insolvent by the obligations undertaken in this Guaranty. No Guarantor is contemplating either the filing of a petition or proceeding under any state or federal bankruptcy or insolvency or reorganization laws or the liquidating of all or a major portion of such Guarantor's property except as has been previously disclosed to Lender, and no Guarantor has any knowledge of any such petition or proceeding being filed against such Guarantor.

         (vi) MATERIAL ECONOMIC BENEFIT. The granting of the Loan to Borrower will constitute a material economic benefit to each Guarantor inasmuch as Borrower is the corporate parent of each Guarantor.

    7. NOTICES. All notices shall be given in the manner provided for, and shall be effective in accordance with the provisions of, Section 8.07 of the Loan Agreement.

    8. NO ORAL CHANGE. No provision of this Agreement may be changed, waived, discharged, or terminated orally (in person or by telephone) or by any other means except by an instrument in writing signed by the party against whom enforcement of the change, waiver or discharge or termination is sought.

    9.   PARTIES BOUND; BENEFIT.  This Agreement shall be binding upon
Guarantor and Guarantor's respective successors, assigns, heirs and personal representatives and shall be for the benefit of Lender, and of any subsequent holder of Lender's interest in the Loan and of any owner of a participation interest therein. In the event the interest of Lender under the Loan Documents is sold or transferred, then the liability of the Guarantor to Lender shall then be in favor of both Lender originally named herein and each subsequent holder of Lender's interest therein, to the extent of their respective interests.

    10. JOINT AND SEVERAL. If there is more than one (1) Guarantor, the obligations of each Guarantor and such Guarantor's respective successors, assigns, heirs and personal representatives shall be and remain joint and several. Each reference to Guarantor shall include each Guarantor separately as well as all Guarantors collectively.

    11. PARTIAL INVALIDITY. Each of the provisions hereof shall be enforceable against Guarantor to the fullest extent now or hereafter not prohibited by applicable law. The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of each other provision hereof.

    12. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the internal laws of the State of Connecticut, without giving effect to principles of conflicts of law.

    13. CONSENT TO JURISDICTION. Guarantor hereby irrevocably submits to the nonexclusive personal jurisdiction of any Connecticut State Court or any Federal Court sitting in Connecticut over any suit, action or proceeding arising out of or relating to this Guaranty. Guarantor hereby agrees and consents that in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any Connecticut State or Federal Court sitting in Connecticut may be made by certified or registered mail, return receipt requested, directed to Guarantor at the address indicated in Section 7 above and service so made shall be deemed completed five
(5) days after the same shall have been so mailed.

    14.  Intentionally omitted.

    15.  ADDITIONAL COVENANTS OF THE GUARANTORS.

         15.1. GENERAL. Guarantor shall pay, perform, observe and comply with all of the obligations, terms, covenants and conditions set forth in this Guaranty and the other Loan Documents to which Guarantor is a party and by any provisions of the Loan Agreement specifically applicable to Guarantor, including, but not limited to the provisions requiring the Borrower to deliver financial statements on a consolidated and consolidating basis.

         15.2. PROHIBITED TRANSFERS. Without Lender's prior written consent after full disclosure, Guarantor shall not transfer any material portion of Guarantor's property, real or personal, or release any contract right or claim which constitutes a material portion of Guarantor's net worth, either voluntarily or involuntarily, absolutely or collaterally, without receiving full fair market value therefor. Guarantor agrees that any transfer or release in violation of the foregoing provision shall be deemed to have occurred with an intent to defraud creditors. For purposes of the foregoing, the term "material" shall be defined as any transfer or release involving more than ten percent (10%) of Guarantor's net worth in any calendar year.

    16.  SUBORDINATION.

         16.1. Any indebtedness of Borrower to Guarantor, or to any affiliated entity, now or hereafter existing together with any interest thereon shall be, and such indebtedness is, hereby deferred, postponed and subordinated to the prior, full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to the Lender. Payment and satisfaction of Obligations shall be deemed "Non-Contestable Payment" only upon such payment and satisfaction and the expiration of all periods of time within which a claim for the recovery of a preferential payment, or fraudulent conveyance, or fraudulent transfer, in respect of payments received by Lender as to the Obligations could be filed or asserted with: (A) no such claim having been filed or asserted, or (B) if so filed or asserted, the final, non-appealable decision of a court of competent jurisdiction denying the claim or assertion.

         16.2. At all times until the full and Non-Contestable Payment and satisfaction of the Obligations of Borrower to Lender with respect to the Loan (and including interest accruing on the Note after the commencement of a case by or against Borrower under the Bankruptcy Code now or hereafter in effect, which interest the parties agree shall remain a claim that is prior and superior to any claim of Guarantor or any affiliated entity notwithstanding any contrary practice, custom or ruling in cases under the Bankruptcy Code, as now or hereafter in effect, generally), Guarantor, and each affiliated entity, agrees not to accept any payment or satisfaction for any kind of indebtedness of Borrower to Guarantor, or any affiliated entity, and hereby assigns such indebtedness to Lender including, but not limited to, the right to file proofs of claim and to vote thereon in connection with any such case under the Bankruptcy Code, as now or hereafter in effect, and the right to vote on any plan of reorganization.

         16.3. In addition to the foregoing, and not in limitation thereof, any claims of Guarantor, or any affiliated entity, of subrogation, contribution, reimbursement, exoneration, indemnification, or reimbursement arising out of any payment made on this Guaranty, whether such claim is based upon an express or implied contract, or operation of law, are hereby waived until the full and Non-Contestable Payment and satisfaction of all Obligations of Borrower to Lender.

    17. LEGAL FEES, COSTS AND EXPENSES. Each Guarantor further agrees to pay upon demand all costs and expenses reasonably incurred by Lender or its successors or assigns in connection with enforcing any of the rights or remedies of Lender, or such successors or assigns, under or with respect to this Guaranty including, but not limited to, attorneys' fees and the out-of-pocket expenses and disbursements of such attorneys. Any such amounts which are not paid within ten

(10) days of demand therefor shall bear interest at the Default Rate from the date of demand until paid.

    18. SET-OFF. Guarantor hereby grants to Lender, a lien, security interest and right of set-off as security for all liabilities and obligations to Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Lender or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time, without demand or notice, Lender may set-off the same or any part thereof and apply the same to any liability or obligation of Borrower and Guarantor even though unmatured and regardless of the adequacy of any other collateral securing the Loan. ANY AND ALL RIGHTS TO REQUIRE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWER OR GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

    19. JURY TRIAL WAIVER. GUARANTOR AND LENDER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR LENDER TO ACCEPT THIS GUARANTY AND MAKE THE LOAN.

                             NEXT PAGE IS SIGNATURE PAGE

    Witness the execution and delivery hereof as an instrument under seal as of the 1st day of October, 1997.

                                       GUARANTORS:


                                       ENSERVE, INCORPORATED


                                       By:
-----------------------------------       -------------------------------------
Witness                                   Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------


                                       ENI GAS SERVICES, INC.,

                                       By:
-----------------------------------       -------------------------------------
Witness                                   Name:
                                               --------------------------------
                                          Title:
                                                -------------------------------